UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2007

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29230	51-0350842
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

622 Broadway, New York, NY	10012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (646) 536-2842

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 16, 2007, the Company entered into a three-year employment agreement (the “Employment Agreement”) with Lainie Goldstein pursuant to which Ms. Goldstein will serve as Chief Financial Officer of the Company effective June 7, 2007.

Pursuant to the terms of the Employment Agreement, during the first year of Ms. Goldstein’s employment she will receive an annual base salary of $384,600 and in the second and third years of her employment she will receive an annual base salary of $409,600. Ms. Goldstein will also be eligible to receive an annual bonus during each fiscal year of her employment of up to 75% of her salary, based on the achievement of certain financial targets by the Company. On June 18, 2007, the Company granted 30,000 shares of restricted stock (the “Shares”) to Ms. Goldstein pursuant to the Company’s Incentive Stock Plan, as amended. One-third of the Shares will vest on each of the first, second and third anniversaries of the grant date. The Employment Agreement provides that the Company will continue to pay Ms. Goldstein’s salary and/or a bonus for a certain period of time ranging from six to eighteen months upon a change in control of the Company or if her employment is terminated without cause. Ms. Goldstein agreed not to compete with the Company or solicit any of the Company’s customers or personnel for a certain period of time following the termination of her employment, all on the terms set forth in the Employment Agreement.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this report and is which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement between Take-Two Interactive Software, Inc. and Lainie Goldstein dated July 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC.
(Registrant)

	By:	Daniel P. Emerson
Name: Daniel P. Emerson
Title: Vice President / Associate General Counsel

Date: July 17, 2007